Exhibit 99.1

News Release

Contact:	Investors: Cameron Hopewell—Managing Director, Investor Relations - (615) 263-3024 Media: Steve Owen - Vice President, Communications - (615) 263-3107

CORECIVIC ANNOUNCES AGREEMENT IN PRINCIPLE TO

SETTLE SHAREHOLDER LITIGATION

BRENTWOOD, Tenn. – April 16, 2021 – CoreCivic, Inc. (NYSE: CXW) (“CoreCivic”) announced today that it has reached an agreement in principle to settle a purported securities class action lawsuit filed on August 23, 2016, against CoreCivic and certain of its current and former officers in the United States District Court for the Middle District of Tennessee, captioned Grae v. Corrections Corporation of America et al.. The lawsuit was filed after the company’s stock price declined following issuance of an August 18, 2016 memorandum from the Department of Justice instructing the Federal Bureau of Prisons (“BOP”) to reduce and ultimately end the use of privately operated prisons.

“We are pleased to resolve this matter and put it behind us in order to focus on the Company’s business,” said Damon Hininger, CoreCivic’s President and Chief Executive Officer. “While we continue to believe the allegations in this case were without merit, we also believe that eliminating the risk, cost and distraction related to the litigation is in the best interest of CoreCivic and its shareholders.”

The monetary terms of the settlement of the Grae case include a payment by CoreCivic of $56 million in return for a dismissal of the Grae case with prejudice and a full release of all claims against all defendants, including CoreCivic and its current and former officers. The proposed settlement contains no admission of liability, wrongdoing, or responsibility by any of the defendants, including CoreCivic, and is subject to the negotiation and execution of a definitive settlement agreement among the parties, and court approval of such definitive settlement agreement. A jury trial for the case was previously scheduled to begin May 10, 2021.

This press release contains “forward-looking statements” within the meaning of federal securities laws. Words such as “will,” “should,” “expect,” “plans” and “intend” and similar expressions identify forward-looking statements, which include but are not limited to statements related to CoreCivic’s expectations regarding the agreement in principle to settle the Grae case. These forward-looking statements may be affected by risks and uncertainties in CoreCivic’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in CoreCivic’s Securities and Exchange Commission (“SEC”) filings, including CoreCivic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 22, 2021. CoreCivic wishes to caution readers that certain important factors may have affected and could in the future affect CoreCivic’s actual results and could cause CoreCivic’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of CoreCivic. CoreCivic undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

About CoreCivic

CoreCivic is a diversified government solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. CoreCivic provides a broad range of solutions to government partners that serve the public good through corrections and detention management, a network of residential reentry centers to help address America’s recidivism crisis, and government real estate solutions. CoreCivic is the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and believes it is the largest private owner of real estate used by government agencies in the U.S. CoreCivic has been a flexible and dependable partner for government for more than 35 years. CoreCivic’s employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good.

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